EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated August 9, 2013, with respect to the consolidated financial statements of Regency Energy Partners LP as of December 31, 2012 and 2011 and for the years then ended, included in the Current Report on Form 8-K filed on August 9, 2013.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Regency Energy Partners LP on Forms S-3 (File No. 333-169307, File No. 333-169901, File No. 333-174578, File No. 333-181690, and File No. 333-185179) and on Forms S-8 (File No. 333-140088, File No. 333-167082, and File No. 333-178573).

/s/ GRANT THORNTON LLP

Dallas, Texas
August 9, 2013